Exhibit 2.1

SALE AND PURCHASE AGREEMENT

dated 11 July 2022

THE SELLER

and

THE BUYER

regarding the shares in

DIGITAL METAL AB

Table of contents

1.	DEFINITIONS, CONSTRUCTION AND INTERPRETATION	1
2.	SALE AND PURCHASE	9
3.	PURCHASE PRICE	9
4.	Conditions Precedent	10
5.	Closing	11
6.	Warranties of the Seller	13
7.	WARRANTIES OF THE BUYER	21
8.	COVENANTS	22
9.	Compensation, remedies and limitations	27
10.	Specific indemnities	31
11.	Miscellaneous	32

TABLE OF SCHEDULES

Schedule 1.1DS	Disclosure Schedule
Schedule 1.1MA	Material Agreements
Schedule 1.1PLA	Patent License Agreement
Schedule 1.1TA	Termination Agreement
Schedule 1.1TSA	Transitional Services Agreement
Schedule 5.2(a)(ii)	Process for delivery of Buyer Shares
Schedule 8.7.1	Separation Step Plan
Schedule 8.11	Terms and procedures for registration of Buyer Shares

This SALE AND PURCHASE AGREEMENT is dated as above and made between:

(1)
HÖGANÄS AKTIEBOLAG, Reg. No. 556005-0121, with address 263 83 Höganäs, Sweden, a limited liability company incorporated under the laws of Sweden (the “Seller”); and
(2)
MARKFORGED HOLDING CORPORATION, with address 480 Pleasant St., Watertown, MA 02472, United States, a corporation incorporated under the laws of Delaware in the United States (the “Buyer”).

The Seller and the Buyer are referred to as the “Parties”.

Background

A.
The Seller owns the Shares (as defined below).
B.
The Seller wishes to sell the Shares to the Buyer, and the Buyer wishes to buy the Shares from the Seller.
C.
In view of the foregoing, the Parties have entered into this Agreement.
1.
DEFINITIONS, CONSTRUCTION AND INTERPRETATION
1.1.
Definitions

Unless otherwise stated, capitalized terms in this Agreement shall have the meaning ascribed to them in this Clause 1.1 (Definitions).

“ABAC Laws” is defined in Clause 6.14.4.

“Accounting Principles” means the generally accepted accounting principles, rules, policies, practices, procedures, methods and estimation techniques applicable in Sweden, as further specified in the Audited Accounts.

“Accounts Date” means 31 December 2021.

“Affiliate” means, with respect to any Person, any other Person who is from time to time directly or indirectly controlling, controlled by or under common control with, such first-mentioned Person, including, in the case of individuals, such related Persons as provided for in Chapter 21, Clause 1 of the Companies Act, provided that the Company shall not be deemed to be an Affiliate of the Seller. “Control” for this purpose shall mean the ability, directly or indirectly, to direct or control the management or policies of a Person, whether through ownership, contract or otherwise.

“Agreement” means this sale and purchase agreement, including its schedules, as amended from time to time.

“Applicable Law” means, with respect to any Person, any law, regulation, judgment, legal principle or other legally binding requirement or rule of any governmental or public authority in any jurisdiction applicable from time to time to such Person.

“Assisting Party” is defined in Clause 9.8.2(a).

“Audited Accounts” means the balance sheet and profit and loss account (including notes related thereto) of the Company, as set out in the audited annual accounts of the Company as of and for the period ending on the Accounts Date.

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for general banking business in Sweden and US, other than for internet banking services only.

“Buyer” is defined in the introduction to this Agreement.

“Buyer Shares” means shares of common stock, par value USD 0.0001 per share, of the Buyer.

“CP Third Party” is defined in Clause 4.1(a).

“Cash Amount” is defined in Clause 3.2.

“Cash Pool Arrangement” means the participation by the Company in the Seller’s cash pool arrangement with Svenska Handelsbanken AB, to which the Company has acceded pursuant to the participation agreement dated 19 September 2018.

“Closing” means the completion of the Transactions by the Parties taking the actions set out in Clauses 5.2 and 5.3.

“Closing Date” means the date on which Closing takes place.

“Companies Act” means the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)).

“Company” means Digital Metal AB, Reg. No. 556603-4152, a limited liability company incorporated under the laws of Sweden.

“Conditions Precedent” is defined in Clause 4.1.

“Controlling Party” is defined in Clause 9.8.2.

“Consideration Shares” is defined in 3.2.

“Data Room” means the virtual data room provided by Datasite in respect of Project Yellow.

“Disclosed Information” means: (a) the information made available in the Data Room on the day immediately prior to the Signing Date (a storage device containing such information will be delivered separately to the Buyer prior to or on Closing); and (b) the Disclosure Schedule.

“Disclosure Schedule” means the document containing certain specific disclosures against or pursuant to the Warranties, attached hereto as Schedule 1.1DS.

“Encumbrance” means any mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any Person or any other agreement or arrangement having a similar effect.

“Environmental Laws” means any Applicable Laws of any Governmental Authority relating to pollution or protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Substances, human health or safety.

“Environmental Permits” means all permits required under any Environmental Law.

“Exchange Act” is defined in Clause 7.3.2.

“Fairly Disclosed” means a specific matter having been fairly disclosed in writing in a manner and in the relevant context and detail so that it enables a professional buyer or any of its Representatives to reasonably be in a position to identify the existence of the relevant issue without the need to draw conclusions from several unrelated documents or materials.

“Fundamental Warranties” means the Warranties set out in Clauses 6.1 (Existence, solvency, authority, due authorization, etc.), 6.2 (Ownership of the Shares) and 6.3 (Corporate).

“Governmental Authority” means any national, federal, state, provincial, county or municipal government, foreign or domestic, or any authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any court, authority or other quasi-governmental entity established to perform any of such functions.

“Hazardous Substances” means any pollutants, contaminants, wastes, or hazardous or toxic materials or substances, and any other materials or substances that would result in liability under Environmental Laws, including petroleum, petroleum products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and 1,4-dioxane.

“Intellectual Property Rights” means all intellectual property including patents, copyrights (including in Software and neighbouring rights), rights in databases, registered trademarks, registered company names, domain names, registered designs, know-how, trade secrets and any applications for any of the foregoing rights.

“Key Employees” means Christian Lönne, Fredrik Berg Lissel, Alexander Sakratidis, Hans Kimblad, Mats Persson, Mats Nilsson and Niclas Malm.

“Leakage” means, in each case in respect of, or attributable to, the period from the Accounts Date to Closing: (a) any transfer of value (Sw. värdeöverföring) as defined in Chapter 17, Clause 1 of the Companies Act from the Company; (b) any professional fees, expenses and other costs paid or incurred to any advisor by the Company in connection with the Transactions (including the Separation (to the extent such cost or expenses shall not be borne by the Buyer in accordance with the Agreement) but excluding any value added tax or similar Taxes in respect thereof actually recoverable by the Company or the Buyer); (c) any Transaction related bonuses or Transaction related retention fees incurred or paid by the Company (excluding any retention fees or similar which is put in place on the Buyer’s initiative); (d) any transaction, service, management, advisory, monitoring, consulting, director or other similar fees, charges or compensation paid by the Company to (or for the benefit of) the Seller or any Affiliate of the Seller (other than in the Ordinary Course consistent with past practice); or (e) any agreement or arrangement by the Company to do any of the matters referred to in items (a)-(d) above (regardless if such obligation is due prior to or following Closing); but shall in each case exclude any Permitted Leakage.

“Lease Agreements” is defined in Clause 6.13.2.

“Leased Real Property” means the real property leased by the Company.

“Licensed IP” means material Intellectual Property Rights to which the Company is a licensor or a licensee.

“Long Stop Date” is defined in Clause 4.2.

“Loss” means, without duplication: (a) any direct loss of the Buyer; and (b) any direct or indirect loss of the Company, if and to the extent such indirect loss is reasonably foreseeable.

“Material Adverse Effect” means, in each case as a direct or indirect result of Russia having declared war against, invaded with military forces or otherwise unequivocally and intentionally initiated an armed conflict against Sweden, any development, circumstance, condition, state of facts, event, effect or change that, individually or in the aggregate, has, or is reasonably expected to have, a material adverse effect on (a) the business, results of operations or financial condition of the Company or (b) Seller’s ability to timely perform its obligations under this Agreement.

“Material Agreement” means each agreement set out in Schedule 1.1MA.

“OFAC” is defined in Clause 6.14.5.

“Open Source License” means any license meeting the open source definition as promulgated by the Open Source Initiative or the free software definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For the avoidance of doubt, including without limitation, copyleft licenses.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Parties” is defined in the introduction to this Agreement.

“Patent License Agreement” means the patent license agreement, substantially in the form set out in Schedule 1.1PLA, to be entered into between the Seller and the Company at Closing.

“Permitted Leakage” means: (a) any transactions in the Ordinary Course pursuant to existing intra-group relationships between the Company and the Seller or its Affiliates if and to the extent included in the Disclosed Information; (b) any payment made or liability, cost or expense incurred by the Company after the date hereof in connection with any matter undertaken at the written request, or with the prior written consent, of the Buyer; and (c) any transactions contemplated by this Agreement.

“Person” means any individual, firm, company, corporation, partnership or other entity having legal personality or any government, state or agency of a state, local or municipal authority or other governmental body; including in each case the successors of each such person.

“Purchase Price” is defined in Clause 3.1.

“Qualifying Loss” is defined in Clause 9.6.1(a).

“Registered IP” means the registered Intellectual Property Rights owned by the Company.

“Related-Party Agreement” means any agreement, transaction or arrangement (whether oral or in writing) between the Company on the one hand and the Seller or an Affiliate of the Seller on the other hand including any consultancy agreement, service agreement, sale, lease, transfer or other disposition of any property or assets, or any loan, advance or guarantee to, with or for any of their benefit.

“Related Party Claims” is defined in Clause 6.4.3.

“Representatives” means, with respect to any Person, from time to time, any of such Person’s directors, employees, agents, attorneys, accountants, advisors and any other representatives.

“Resigning Directors” means Fredrik Emilson and Magnus Eriksson.

“Restricted Business” means production, sale and services of 3D metal printers and ancillary equipment as well as sales of non-integrated 3D printed components, in each case as carried out by the Company as per Signing and Closing. Notwithstanding the foregoing, Restricted Business excludes (i) production, design and sales of other products in which 3D printed components (produced by the Seller or any of its Affiliates or a third party) have been integrated, and (ii) production, design and sale of 3D printed components (samples and pilot series) as part of research and development of (A) materials or (B) the products referred to in item (i) (in which the samples or pilot series of 3D printed components are intended to be integrated).

“Sanctioned Person” is defined in Clause 6.14.5.

“SEC” is defined in Clause 7.3.2.

“SEC Reports” is defined in Clause 7.3.2.

“Securities Act” is defined in Clause 7.3.4.

“SEK” means Swedish Kronor.

“Seller” is defined in the introduction to this Agreement.

“Seller Guarantee” means any parent company guarantee from the Seller in favour of Flextronics Industrial Ltd in relation to the agreements (the design services agreement and the manufacturing services agreement) with Data Room reference 5.51.1.

“Seller IP” means the name Höganäs or any derivative thereof or any combination of words, trademarks, trade names or company names to the extent it includes the said name or any word confusingly similar therewith.

“Seller’s Bank Account” means the bank account notified by the Seller to the Buyer no later than five (5) Business Days prior to the Closing Date.

“Seller’s Knowledge” means the actual personal knowledge of each of Magnus Eriksson, Fredrik Emilson, Amanda Sandström, Maryna Blurock and Fredrik Heidenholm and the actual knowledge that each of them has after having made due enquiry with each of the Key Employees, in each case as of the Business Day immediately prior to the Signing Date.

“Separation” is defined in Clause 8.7.1.

“Separation Activity” is defined in Clause 8.7.1.

“Separation CP” is defined in Clause 4.1(b).

“Separation Committee” is defined in Clause 8.7.6.

“Separation Step Plan” is defined in Clause 8.7.1.

“Shares” means all issued and outstanding shares in the Company, representing a share capital of SEK 122,889.6 divided into 1,228,896 shares.

“Signing” means the point in time when this Agreement was duly executed by or on behalf of the Seller and the Buyer.

“Signing Date” means the date set out on the front page of this Agreement.

“Software” means, in any form or format and however fixed, any and all computer programs and other software, including applications, operating systems, libraries, subroutines, assemblers, compilers, and any and all software implementations of algorithms, models and methodologies, whether in source code or object code.

“Stock Exchange” means any regulated market, multilateral trading facility or similar market place for the public trading of shares, debt instruments or other securities.

“Surviving Provisions” means the provisions of Clauses 9 (Compensation, remedies and limitations) and 11 (Miscellaneous).

“Systems” means all computer hardware, networks and systems owned, held or used by the Company, including internal systems and outsourced systems.

“Tax” means all taxes, charges, fees, withholdings, duties, customs and other assessments imposed by a Governmental Authority relating to taxes (including preliminary and deferred taxes), together with any interest, penalties, surcharges or other additions to such taxes.

“Termination Agreement” means the termination agreement, substantially in the form set out in Schedule 1.1TA, to be entered into between the Seller and Höganäs Japan KK on the Closing Date.

“Third Party Approval” is defined in Clause 4.1(a).

“Third Party Claim” means any claim, action, demand or similar by any Person (other than the Company, the Seller or any of its Affiliates) which may give rise to liability for the Seller under this Agreement.

“Transaction Bonuses” means the transaction bonuses payable by the Seller to certain Key Employees in accordance with the Data Room (index 5.46).

“Transaction Documents” means this Agreement, and any other agreement or document entered into or to be entered into in accordance with this Agreement.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Restrictions” means any option, warrant, right of redemption, right of pre-emption, right of first refusal or similar right.

“Transitional Services Agreement” means the transitional services agreement, substantially in the form set out in Schedule 1.1TSA, to be entered into between the Seller or any of its Affiliates and the Company on the Closing Date.

”USD” means United States dollar.

“Warranties” means the warranties set out in Clause 6.

1.2.
Construction and interpretation

In this Agreement:

(a)
“including” and any similar expression means “including but not limited to”;
(b)
“or” means “and/or”;
(c)
“procure” means, with respect to the Seller and relating to the Company, an undertaking by the Seller to vote and otherwise exercise its powers as a shareholder; and
(d)
a time period expressed as “from” a specific date or time “to” or “until” another specific date or time shall be deemed to exclude the former and include the latter, and a reference to “before”, “prior to”, “following” or “after” a specific date or time shall exclude such date or time.
2.
SALE AND PURCHASE

On the terms of this Agreement and subject to the conditions, the Seller sells the Shares to the Buyer free from any Encumbrances, and the Buyer buys the Shares from the Seller, together with all accrued benefits and rights attached to the Shares. The Seller hereby waives any Transfer Restrictions with respect to the Shares or the Transactions.

3.
PURCHASE PRICE
3.1.
The total consideration payable to the Seller by the Buyer for the Shares shall correspond to (i) the Cash Amount together with (ii) the Consideration Shares (each as defined in Clause 3.2 below) less any Leakage notified pursuant to Clause 3.5, and shall be paid as set out in Clause 3.2 (the “Purchase Price”).
3.2.
Assuming that no Leakage is notified pursuant to Clause 3.5, USD thirty two million (32,000,000) of the Purchase Price shall be paid by the Buyer to the Seller in cash at Closing in accordance with Clause 5.2(a)(i) (the “Cash Amount”), and by the Buyer issuing 4,100,000 Buyer Shares to the Seller (the “Consideration Shares”) (for the avoidance of doubt, the Consideration Shares shall always be 4,100,000 Buyer Shares, regardless of the price of the Buyer Shares on the New York Stock Exchange at Closing (or Nasdaq if the shares are listed on Nasdaq at such time)).
3.3.
Notwithstanding Clause 3.2, the payment of any portion of the Purchase Price in the form of Buyer Shares is subject to each of the following conditions (any of which may be waived by the Seller in writing, in whole or in part):
(a)
that the Buyer Shares remains listed on the New York Stock Exchange or Nasdaq and the Buyer has not received a written notice from such national securities exchange that it is not in compliance with applicable exchange rules in a way that would involve a delisting or is otherwise subject to delisting;
(b)
that the Buyer has not since the Signing Date initiated a liquidation;
(c)
that there has since the Signing Date not been any public offer for the Buyer’s outstanding securities which (a) has resulted in a mandatory offer threshold being passed without a right for the Seller to tender the Buyer Shares in the offer or any subsequent related mandatory offer, or (b) includes a non-optional share consideration; and
(d)
the representations in Clause 7.3 shall be true and correct as if made on the date of the proposed issuance of such Buyer Shares;

and if any of the conditions set out in items (a)-(d) above is not satisfied or waived by the Seller at the Closing Date, the Seller shall be entitled to require that all or parts of the Consideration Shares Amount is instead settled by the Buyer in cash in accordance with Clause 5.2(a)(i) (as applicable) applied mutatis mutandis.

3.4.
Notwithstanding what is otherwise stated in this Clause 3, the Buyer shall have the right to pay any part of the Purchase Price to the Seller in cash instead of Buyer Shares at its discretion.
3.5.
The Seller: (a) confirms that no Leakage has occurred in the period from the Accounts Date up to and including Signing; and (b) shall procure that no Leakage will occur in the period from Signing up to and including Closing, or following Closing as a result of any agreement or arrangement entered into by the Company prior to Closing. The Seller shall no later than three (3) Business Days prior to the Closing Date deliver by email to the Buyer (at assaf.zipori@markforged.com and stephen.karp@markforged.com) information on any Leakage in the period from Signing to Closing (or from the Accounts Date).
3.6.
Provided that Closing occurs, the Seller undertakes to pay an amount to the Buyer in cash equal to the amount of any Leakage (other than any Leakage notified pursuant to Clause 3.5 and subtracted from the Purchase Price in accordance with Clause 3.1). The Buyer’s exclusive remedy for Leakage shall be to claim compensation pursuant to this Clause 3.6.
3.7.
If a conversion from SEK/USD or USD/SEK needs to be made for the purposes of this Agreement the Parties shall use the Bloomberg spot rate as of the end of the date prior to the relevant date for such conversion.
4.
Conditions Precedent
4.1.
The obligation of the Buyer to complete the Transactions shall be conditional upon the conditions in (a) and (b) having been fulfilled or waived by the Buyer and the statements in (c) and (d) being true as per the Closing Date or waived by the Buyer (together the “Conditions Precedents”):
(a)
Memjet Limited (the “CP Third Party”) shall have confirmed that it will not terminate its agreement with the Company as a result of the Transactions in accordance with the agreement with Data Room reference 5.51.2.1 between the Company and the CP Third Party (“Third Party Approval”);
(b)
the items marked in the Separation Step Plan as “Separation CP” having been completed and the Seller having completed its pre-Closing data migration activities in respect of “Structured Data” residing in the “Shared Systems” listed in Clause 3.5.2 of the Separation Step Plan (the “Separation CP”);
(c)
less than three of the Key Employees have given notice of termination of their employment; and
(d)
no Material Adverse Effect has occured.
4.2.
If (A) the conditions set out in Clause 4.1(a) and 4.1(b) are not fulfilled prior to 31 October 2022 (the “Long Stop Date”), or the statements set out in Clauses 4.1(c) and 4.1 (d) are not true on the Closing Date, or (B) it is clear that any of the Conditions Precedents will not be fulfilled or be true (as applicable) on or before the Long Stop Date and (in respect of a termination by the Seller) the Buyer has declared that it does not intend to waive such a Condition Precedent, each Party may terminate this Agreement pursuant to Clause 11.5 (Effect of termination) at any time after such date by giving the other Party notice of termination. Notwithstanding the foregoing, the right to terminate this Agreement for the non-fulfilment of the conditions set out in Clauses 4.1(a) and (b) shall lapse if such condition has been fulfilled prior to the notice of termination being given.
4.3.
If the Seller becomes aware of any fact, matter or circumstance that (i) might prevent or materially delay the Third Party Approval or the Separation CP or (ii) a Key Employee has or will be terminated from his or her employment with the Company or has given or received notice of termination of such employment the Seller shall promptly notify the Buyer thereof in writing.
4.4.
In order to obtain the Third Party Approval, the Seller shall prepare and submit to the CP Third Party a request within fifteen (15) Business Days from the Signing Date in a manner that the Seller deems appropriate, but always taking into account any reasonable comments from the Buyer. The Seller shall seek to procure response promptly and completely to all inquiries made by the CP Third Party for additional information or documentation and shall supplement the notifications as requested by the CP Third Party in a timely manner.
4.5.
The Buyer shall give the Seller assistance reasonably required in order for the Seller to satisfy the Separation CP.
5.
Closing
5.1.
Closing shall take place electronically, starting at 9am CET on (a) 31 August 2022 provided that the conditions set out in Clause 4.1 have been fulfilled (or waived by the Buyer) not later than on 24 August 2022; or (b) if the conditions set out in Clause 4.1 have not been fulfilled (or waived by the Buyer) as of 24 August 2022, on the fifth (5th) Business Day following the fulfilment (or waiver by the Buyer) of the conditions set out in Clause 4.1, or such other location, time or date as may be agreed between the Parties.
5.2.
At Closing, the Buyer shall:
(a)
pay (without any set-off, deduction or counter-claim) the Purchase Price by:
(i)
wire transfer of the Cash Amount in immediately available funds to the Seller’s Bank Account, or to such other account as designated by the Seller; and
(ii)
procure the issuance and delivery of the Consideration Shares to the Seller in accordance with Schedule 5.2(a)(ii);

(b)
present evidence that it has obtained the release of the Seller and any of its Affiliates from the Seller Guarantee, provided that Clause 8.4 shall apply to a Seller Guarantee if such release is not possible at Closing; and
(c)
procure repayment of USD 1,500,000 in relation to the Company’s intercompany balances in relation to the Cash Pool Arrangement to an account notified by the Seller three Business Days prior to Closing.
5.3.
At Closing, the Seller shall:
(a)
make available to the Buyer (i) evidence reasonably satisfactory to the Buyer of the due fulfilment of the condition set out in 4.1(a) and (ii) evidence in accordance with the Separation Step Plan of the due fulfilment of the condition set out in 4.1(b);
(b)
deliver to the Buyer a written confirmation that the statement set out in Clause 4.1(c) is true as at Closing;
(c)
deliver to the Buyer the share certificates representing the Shares with no. 1 – 1,123,596 duly endorsed in favour of the Buyer;
(d)
notify the board of directors of the Company of the transfer of the Shares to the Buyer pursuant to this Agreement and procure that the board of directors of the Company confirms receipt of such notice and enters the Buyer as owner of the Shares in the share register of the Company and deliver evidence thereof to the Buyer;
(e)
procure that confirmations are delivered to the Buyer by each Resigning Director, whereby such Resigning Director resigns from the board of directors in the Company in which such Resigning Director is appointed as director and confirms that such Resigning Director has no claim against the Company in such Resigning Director’s capacity as director;
(f)
deliver to the Buyer evidence that the Company has been separated from the Cash Pool Arrangement and confirm, following Buyer’s payment in 5.2(c), that the Cash Pool Arrangement is fully settled and that there is no other intercompany debt or third party debt (in each case other than payables in the Ordinary Course) owed by the Company to the Seller or its Affiliates or to any third party, and that the Seller (including on behalf of its Affiliates) has no claims on the Company in this respect;
(g)
deliver to the Buyer the Transitional Services Agreement duly executed by the Seller, any of its Affiliates (if relevant) and the Company;
(h)
deliver to the Buyer the Patent License Agreement duly executed by the Seller and the Company;
(i)
cause the Company to issue a general power of attorney to each of Mark Schwartz, Assaf Zipori and Stephen Karp, enabling any such person to sign for and on behalf of the Company until new signatories have been duly registered; and
(j)
deliver to the Buyer the Termination Agreement duly executed by the Seller and Höganäs Japan KK.

5.4.
Following Closing (but on the Closing Date), the Buyer shall (i) cause the resignation of the Resigning Directors to become effective (by notification to the Swedish Companies Registration Office (Sw. Bolagsverket)), and procure immediate confirmation of receipt of any notifications made for such purpose and (ii) procure that the Company notifies the Swedish Companies Registration Office of its new beneficial owner(s).
5.5.
The events set out in Clauses 5.2 and 5.3 shall be regarded as one transaction and if any such events do not occur, Closing shall not take place unless the Buyer (if the Seller is responsible for such event not taking place) or the Seller (if the Buyer is responsible for such event not taking place), accepts that Closing takes place (without prejudice to all rights or remedies available, including the right to claim damages).
5.6.
If Closing has not taken place in accordance with Clause 5.5, the Party not responsible for Closing not taking place, by written notice to the other Party and without prejudice to all other rights or remedies available, including the right to claim damages:
(a)
shall fix a new date for Closing (which shall be a Business Day, not earlier than the fifth (5th) or later than the fifteenth (15th) Business Day after the previous date set for Closing), at which the provisions of Clause 5 (Closing) shall apply to Closing as so deferred; and
(b)
if Closing does not occur pursuant to Clause 5.5 as so deferred pursuant to Clause 5.6(a), may terminate this Agreement pursuant to Clause 11.5 (Effect of termination).
6.
Warranties of the Seller

Subject to the limitations set out herein, the Seller hereby warrants to the Buyer, as of Signing, and, unless otherwise stated, as of Closing as follows.

6.1.
Existence, solvency, authority, due authorization, etc.
6.1.1.
The Seller is duly organized and validly existing under the laws of Sweden.
6.1.2.
The Seller: (a) has not initiated any negotiations with any creditors regarding composition; (b) is not insolvent; and (c) has not filed or had filed against it any petition for its winding-up, company reorganisation or bankruptcy, in each case within the meaning of Applicable Law.
6.1.3.
The Seller has the requisite right, power, authority and capacity to enter into and to carry out its obligations under the Transaction Documents to be executed by the Seller and such Transaction Documents will, when executed by or on behalf of the Seller, constitute lawful, valid and binding obligations of the Seller in accordance with their respective terms.
6.1.4.
The execution and delivery of, and the performance by the Seller of its obligations under the Transaction Documents or the completion of the Transactions by the Seller, will not: (a) result in a breach of Applicable Law; (b) require it to obtain any consent or approval of, or give any notice to or make any filing or registration with, any Governmental Authority; or (c) result in a breach of any provision of its articles of association or any other constitutional document.

6.2.
Ownership of the Shares
6.2.1.
The Seller owns the Shares free and clear of any Encumbrances, and the Shares have been validly issued and fully paid. No share certificates have been issued for the Shares with no. 1,123,597 – 1,228,896.
6.2.2.
No claim has been filed with the Company by any Person claiming ownership or other similar interest in any of the Shares.
6.3.
Corporate
6.3.1.
The Company is duly organized and validly existing under the laws of Sweden.
6.3.2.
The Shares represent the entire issued share capital of the Company.
6.3.3.
The Company has no outstanding convertible debt instruments, warrants, or other obligations requiring it to issue any securities and there is no other agreement or arrangement which gives any Person the right to acquire securities in the Company.
6.3.4.
The Company does not own any shares in any legal entity, or carries on, or has agreed to carry on, business in partnership with, or as an equity participant in, a joint venture with a Person.
6.3.5.
The Company: (a) has not initiated any negotiations with any creditors regarding composition; (b) is not insolvent; or (c) has not filed or had filed against it any petition for its winding-up, company reorganisation or bankruptcy, in each case within the meaning of Applicable Law.
6.4.
Related party matters
6.4.1.
Neither the Seller nor its Affiliates has issued any guarantee or other surety securing any obligation or liability of the Company, save for the Seller Guarantee, and the Company has not issued any guarantee or other surety securing any obligation of the Seller or its Affiliates.
6.4.2.
At Closing, no assets used by the Company in order to conduct the business of the Company in the Ordinary Course are owned or held by the Seller or its Affiliates, other than (i) such assets that are owned or held by the Seller or its Affiliates and in relation to which services will be provided, or are specifically excluded, under the Transitional Services Agreement, or (ii) as is otherwise evident from the Separation Steps Plan.
6.4.3.
At the Signing Date, neither the Seller, nor any of its Affiliates, have any claims of any kind against the Company and the Company is not indebted in any way towards the Seller or its Affiliates, except (i) as set forth in the Disclosure Schedule, (ii) under the Cash Pool Arrangement, or (iii) any claims that have arisen in the Ordinary course of business pursuant to arrangements Fairly Disclosed (“Related-Party Claims”).
6.4.4.
At the Signing Date, the Company has not entered into any Related-Party Agreement other than as set forth in the Disclosure Schedule. At the Closing Date, there will be no Related-Party Agreements with outstanding rights and obligations nor any Related-Party Claims other than as set out in the Disclosure Schedule or as follows from the Transitional Services Agreement or the Patent License Agreement. Correct and complete copies of any material written agreements between the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, have been Fairly Disclosed in the Data Room.

6.5.
Assets
6.5.1.
The Company has good and valid title to, or with respect to assets held under a lease, rental or other leasing agreement, the valid right to use the assets used in the Company’s business, free and clear of any Encumbrances (except Encumbrances on certain assets imposed by operation of law, any contract Fairly Disclosed in the Data Room, or incurred in the Ordinary Course), taking into account the services to be provided, or which are specifically excluded, under the Transitional Services Agreement.
6.5.2.
The material assets of the Company are in all material respects in satisfactory working order (having regard to their age and fair wear and tear) and have in all material respects been regularly and properly maintained.
6.6.
Financial
6.6.1.
The Audited Accounts have been prepared in accordance with Applicable Law and the Accounting Principles, applied in a manner consistent with the 2020 audited annual accounts, as applicable at the date of the Audited Accounts and accordingly, give a true and fair view (Sw. rättvisande bild) of the financial position, the cash flows and the results of operations of the Company as of and for the period ending on the Accounts Date.
6.6.2.
The Company has not received any conditional shareholders’ contribution or any other equity or capital contribution that involves a repayment obligation to the Seller or any of its Affiliates.
6.6.3.
The accounting records of the Company are up-to-date and contain, in all material respects, complete and accurate details of the business activities of the Company to the extent required by Applicable Law to be included in such records.
6.7.
Absence of certain events

In the period from the Accounts Date to the Signing Date, the Company has carried on its business in the Ordinary Course and the Company has not:

(a)
sold, created, amended or agreed to any Encumbrance over any of its material assets;
(b)
entered into any agreement or made any commitment involving any capital expenditure in excess of USD 100,000 per year or USD 500,000 in the aggregate;
(c)
borrowed any additional funds from banks or other external sources, other than drawings permitted under existing bank facilities in the Ordinary Course;
(d)
initiated or settled any material suit, arbitral or other legal proceeding;
(e)
terminated or amended any of the Material Agreements;
(f)
terminated or materially amended the employment agreement with any of the Key Employees;
(g)
entered into any agreements with, or made any transactions with or payments to, the Seller or its Affiliates, other than in the Ordinary Course;

(h)
permitted any of its insurances to lapse, or done anything which would make any policy of insurance void or voidable, cancelled, terminated or modified any insurance policy;
(i)
formed any subsidiary or acquired any share in any company or participated in, or terminated any participation in, any partnership or joint venture;
(j)
adopted any profit sharing plan, bonus plan or new benefit plan;
(k)
delayed or postponed in any material respect the payment of any accounts payable or liabilities or accelerated in any material respect the collection of material accounts receivable or otherwise changed in any material respect any policy or practice regarding extensions of credit or prepayments, in each case, other than in the Ordinary Course; or
(l)
agreed or committed to do any of the actions set out in Clause 6.7(a)-(k).
6.8.
Taxes
6.8.1.
All returns relating to a Tax required to be filed by the Company have been timely filed with the appropriate Governmental Authority and such tax returns are correct and complete.
6.8.2.
All Tax that is: (a) due for payment by the Company has been paid; or (b) required to be withheld on behalf of another Person by the Company has been withheld by the Company.
6.8.3.
There will be no further Tax payable by the Company that is attributable to any Tax period ending on or before the Accounts Date (or the portion up until such date of any Tax period commencing before, but ending after, such date, calculated as if such Tax period ended on such date), other than Tax for which full reserves have been made in the Audited Accounts.
6.8.4.
There are no tax audits pending with respect to the Company, the Company has not been subject to a tax audit during the previous three (3) years and the Company has not received any notice of any threatened tax audit.
6.8.5.
The Company is not involved in or subject to any dispute or litigation relating to any Tax and, to the Seller’s Knowledge, no investigation, dispute or litigation relating to any Tax is threatened against the Company.
6.8.6.
The Company is duly registered for Tax.
6.8.7.
The Company has not been involved in any transactions which could be considered as tax evasion.
6.9.
Agreements
6.9.1.
Correct and complete copies of the Material Agreements have been Fairly Disclosed in the Data Room and such agreements are valid in accordance with their respective terms. Other than the Material Agreements, the Company is not a party to or bound by any agreements, arrangements, offers or undertakings which are or, subject to acceptance by a counterparty, are likely to become of material importance to the Company or the Company’s business.
6.9.2.
Neither the Company nor, to the Seller’s Knowledge any counterparty, is in material default under any Material Agreement. The Company has not given, or been given, notice of termination of any Material Agreement, and to the Seller’s Knowledge, no counterparty to any Material Agreement intends to give such notice. Neither the Company nor, to the Seller’s Knowledge, any counterparty, is in material default of any other agreement to which the Company is a party.
6.9.3.
There are no agreements, arrangements or other dealings between the Company and any third party which are not at arm’s length terms.
6.10.
Employees
6.10.1.
Correct and complete copies of the employees’ current employment contracts with the Company have been Fairly Disclosed in the Data Room and such employment contracts are valid in accordance with their respective terms.
6.10.2.
All incentive bonus, profit sharing, stock option plan and other incentive scheme presently in force with respect to any employee of the Company have been Fairly Disclosed in the Data Room.
6.10.3.
No Key Employee has given, or been given, notice of termination of employment, and to the Seller’s Knowledge, no Key Employee intends to give such notice.
6.10.4.
No employee of the Company will be entitled to any bonus or similar benefit payable by the Company on account of the Transactions.
6.10.5.
All central collective bargaining agreements binding on the Company have been included in the Data Room.
6.10.6.
There are no, and have not since 1 January 2019 been any, disputes between the Company and any of its employees, and there are no material unresolved labour union grievances, unfair labour practices or labour arbitration proceeding pending or, to the Seller’s Knowledge, threatened in relation to the business.
6.10.7.
The Company is not liable to make any outstanding payment to a director or employee or former director or employee by way of damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal.
6.10.8.
No former employee of the Company has a right to re-employment (Sw. företrädesrätt till återanställning).
6.10.9.
All contributions or reservations in respect of pension or benefit undertakings, social security and insurance to employees have, if and to the extent required by Applicable Law, been duly and fully made by the Company when due.
6.10.10.
To the Seller’s Knowledge, no free-lancers and other consultant that is or has been engaged by the Company during the past two (2) years is from the point of view of Applicable Law deemed an employee of the Company.
6.11.
Intellectual Property Rights
6.11.1.
The Registered IP is set out in Clause 6.11.1 of the Disclosure Schedule and is held free and clear of any Encumbrances. The registrations for all Registered IP are valid, subsisting in accordance with Applicable Law and are not withdrawn, cancelled or abandoned.

6.11.2.
Except for the Intellectual Property Rights licensed by the Company as Fairly Disclosed in the Disclosed Information or as evident from the Transitional Services Agreement and the Patent License Agreement, and excluding standard off-the-shelf software, the Company owns and has valid title to all material Intellectual Property Rights used in its business (as conducted as of Signing and Closing).
6.11.3.
The Company does not infringe, and has not during the three years prior to the Signing Date infringed, any Intellectual Property Rights of any Person. Neither the Seller nor the Company has during the three years prior to the Signing Date received a written claim alleging that the Company is infringing the Intellectual Property Rights of any other Person
6.11.4.
To the Seller’s Knowledge there is not and has not during the three years prior to the Signing Date been any infringement by any Person of any Intellectual Property Rights owned by the Company and the Company has not made, and does not intend to make any claim, whether for infringement, damages or otherwise, against any Person regarding the use of any such Intellectual Property Rights.
6.11.5.
The Company has paid all application and renewal fees relating to the Registered IP that have become due.
6.11.6.
Correct and complete copies of the material license agreements relating to the Licensed IP have been Fairly Disclosed in the Data Room. Except for in the Ordinary Course, the Company has not granted, and has no contractual obligation to grant, any Person any right or licence to use any Intellectual Property Rights owned by it.
6.11.7.
Neither the Company nor, to the Seller’s Knowledge, any counterparty, is in material default under any of the license agreements relating to the Licensed IP. The Company has not given, or been given, written notice of termination of any license agreement relating to the Licensed IP, and to the Seller’s Knowledge, no counterparty to any such license agreement intends to give such notice as at Signing.
6.11.8.
All Intellectual Property Rights created by current or former employees or board members or consultants (including third party suppliers) of the Company on behalf of the Company, including the rights for the Company to use, modify, transfer, license or otherwise dispose of such Intellectual Property Rights, has been transferred to the Company in full, and the Company have fully compensated its current and former employees and consultants (including third party suppliers) for such transfers in accordance with Applicable Law, or the relevant employment, collective bargaining or consultancy agreements.
6.12.
IT
6.12.1.
To the Seller’s Knowledge, the Company has valid necessary maintenance and support agreements in place relating to all Systems owned or licensed and used by the Company.
6.12.2.
To the Seller’s Knowledge, with respect to each item of Software owned by the Company: (a) the Company maintains machine-readable, master-reproducible copies, source code listings and technical documentation for all current versions thereof; (b) the machine-readable copy substantially conforms to the corresponding source code listing, and (c) it operates substantially without material operating defects.
6.12.3.
None of the Software owned by the Company is subject to any Open Source License that: (i) requires or conditions the use or distribution of such Software on the disclosure, licensing or distribution of any source code for any portion of such Software; or (ii)

otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any such Software.
6.12.4.
The Company has taken relevant actions and implemented procedures, in accordance with generally accepted industry standards in Sweden, to protect their respective Systems used in connection with the operation of their respective business (as conducted as of Signing and Closing) from unauthorized access. The Company has taken commercially reasonable steps to safeguard the Systems utilized in the operation of its business in accordance with generally accepted industry standards in Sweden. To the Seller’s Knowledge, there have been no unauthorized intrusions or breaches of the Systems since 1 January 2019.
6.12.5.
The Company has sole possession of all source code, which it has developed or which it owns, and the Company has not granted any rights over such source code to any Person.
6.13.
Real property
6.13.1.
The Company does not own and has never owned any real property.
6.13.2.
Correct and complete copies of all lease agreements under which the Company leases premises as of Signing (the “Lease Agreements”) have been included in the Data Room and such agreements are valid, binding and enforceable in accordance with their respective terms. Neither the Company nor, to the Seller’s Knowledge, any counterparty, is in material breach of any of the Lease Agreements.
6.13.3.
The Company has not given or received notice of premature termination of any of the Lease Agreements, whether for vacating the premises or for renegotiation of the rent and, to the Seller’s Knowledge, no such notice is threatened or expected.
6.13.4.
The Company’s present use of the real property and buildings used in the Group’s business complies, in all material respects, with Applicable Law.
6.14.
Permits and compliance
6.14.1.
The operations of the Company are, and has since 1 January 2019 been, in all material respect conducted in accordance with Applicable Law and the Company holds any permits, licenses accreditations, certifications and certificates required for its business as currently conducted.
6.14.2.
The Company has been granted all material permits licenses, accreditations, certifications and certificates required by Applicable Laws to conduct the operations of the Company as conducted on the Signing Date and on the Closing Date.
6.14.3.
The Company’s (i) applications for financial support for short term layoffs with the Swedish Agency for Economic and Regional Growth (Sw. Tillväxtverket), and (ii) any other governmental support received by the Company due to Covid-19 has in all material respects complied with all Applicable Laws and there is no repayment obligation in relation hereto. The Company has not taken or implemented any other action, applied for or received any governmental or other support, subsidies or similar, whether temporary or permanent, as a result of or relating to the Covid-19 pandemic, other than as Fairly Disclosed in the Data Room.
6.14.4.
Neither the Company nor any of its Representatives has offered or given on behalf of the Company, anything of value, including but not limited to any payment, gift, promise, entertainment or other advantage, to: (i) any official, member, employee or agent of a

Governmental Authority, (ii) any political party or official thereof, or any candidate for political office; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office or otherwise to gain an improper advantage in business; in each case in violation of the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act or similar foreign anti-bribery Laws (“ABAC Laws”). The Company and any respective Representatives thereof have complied in all material respects with the applicable ABAC Laws.
6.14.5.
To the Seller’s Knowledge, neither the Company, nor any director or officer, or any agent or employee of the Company is, or is owned or controlled by, any person (a) located within, or doing business or operating from, a country or other territory subject to a general embargo administered by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), (b) designated on the OFAC list of Speciality Designated Nationals or (c) otherwise targeted under economic or financial sanctions administered by United Nations, OFAC or European Union economic sanctions authority or measure (a “Sanctioned Person”).
6.14.6.
To the Seller’s Knowledge, neither the Company, nor any director, officer or employee of the Company has, during the past three years, entered into any agreement, transaction or dealing with or for the benefit of any Person being a Sanctioned Person at such time (or involving any property thereof) or involving any country or territory which at such time was subject to a general export, import, financial or investment embargo under any economic or financial sanctions administered by United Nations, OFAC or European Union economic sanctions authority or measure.
6.15.
Litigation

The Company is not involved in any pending material claim, suit, administrative proceeding, arbitral or other legal proceeding, and no such material claim, suit, administrative proceeding, arbitral or other legal proceeding is threatened by, or to the Seller’s Knowledge, against the Company. To the Seller’s Knowledge, there are no circumstances reasonably likely to give rise to such material claim or any action, suit, administrative proceeding, arbitral or other legal proceeding or other action against the Company.

6.16.
Insurance
6.16.1.
The material insurance policies held by the Company have been Fairly Disclosed in the Data Room and such insurance policies are valid in accordance with their respective terms. The Company has paid the premiums of such insurance policies in accordance with their terms.
6.16.2.
The Company has not any pending material insurance claim, or has not had any material insurance claims during the two year period prior to the Signing Date, and no such material insurance claim is threatened by, or to the Seller’s Knowledge, against the Company.
6.17.
Environment

The Company is, and has been in material compliance with all applicable Environmental Laws and have obtained and are in material compliance with all Environmental Permits. As per Signing, the Company has not been made aware of any actions or written claims or notices alleging violation of or liability pursuant to any Environmental Law pending or threatened against the Company. Hazardous Substances have not been disposed of, arranged to be disposed of, or released by the Company at any location, in a manner or condition that would reasonably be expected to result in liability under or relating to Environmental Laws.

6.18.
Information
6.18.1.
The Seller has made a good faith effort to provide the material documents and information in respect of the Company required in order to give, in all material respects, a true and fair view of the Company and its business, and the documents and information so provided are, to the Seller’s Knowledge, correct in all material respects and not misleading.
6.18.2.
To the Seller’s Knowledge, no information has been omitted from the Data Room that reasonably could be expected to have materially affected the decision of a professional and experienced buyer with reputable advisors to acquire the Shares.
7.
WARRANTIES OF THE BUYER

The Buyer hereby warrants to the Seller, as of Signing and as of Closing as follows.

7.1.
Existence, solvency, authority, due authorization, etc.
7.1.1.
It is duly organized and validly existing under the laws of its jurisdiction of incorporation set out in the introduction to this Agreement.
7.1.2.
It: (a) has not initiated any negotiations with any creditors regarding composition; (b) is not insolvent; and (c) has not filed or had filed against it any petition for its winding-up, company reorganisation or bankruptcy, in each case within the meaning of Applicable Law.
7.1.3.
It has the requisite right, power, authority and capacity to enter into and to carry out its obligations under the Transaction Documents to be executed by the Buyer and such Transaction Documents will, when executed by the Buyer, constitute, lawful, valid and binding obligations of the Buyer in accordance with their respective terms.
7.1.4.
The execution and delivery of, and the performance by the Buyer of its obligations under the Transaction Documents or the completion of the Transactions, will not: (a) result in a breach of Applicable Law; (b) require it to obtain any consent or approval of, or give any notice to or make any filing or registration with, any Governmental Authority; or (c) result in a breach of any provision of its articles of association or any other constitutional document.
7.2.
Financing

The Buyer has secured sufficient and unconditional financing or has available internal funds to enable it to consummate the Transactions and to make any payments that the Buyer is or may become required to make hereunder.

7.3.
Consideration Shares
7.3.1.
The Consideration Shares, when issued on the Closing Date, will be duly authorized, validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any pre-emptive or similar rights created under the Buyer’s organizational documents (as in effect at such time of issuance), or under the Delaware General

Corporation Law or under any of the material agreements of the Buyer as defined under the Exchange Act.
7.3.2.
As of their respective filing dates, all reports required to be filed by the Buyer with the U.S. Securities and Exchange Commission (the “SEC”) since 14 July 2021 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act included, when filed or, if amended prior to Signing, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Report. The financial statements included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
7.3.3.
The Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority, self-regulatory organization or other person in connection with the issuance of the Consideration Shares pursuant to this Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, and (iii) those required by the New York Stock Exchange (or Nasdaq if the shares are listed on Nasdaq at such time).
7.3.4.
Assuming the accuracy of the Seller’s representations and warranties set forth in this Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Consideration Shares to the Seller and the Consideration Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.
7.3.5.
As of the Signing Date, the issued and outstanding shares of common stock of the Buyer are registered pursuant to Clause 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (or Nasdaq). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Buyer, threatened against the Buyer by the New York Stock Exchange (or Nasdaq) or the SEC with respect to any intention by such entity to prohibit or terminate the listing of the common stock on the New York Stock Exchange (or Nasdaq).
8.
COVENANTS
8.1.
Conduct of business
8.1.1.
Subject to Clause 8.1.2 and Applicable Law, in the period between Signing and Closing, the Seller undertakes to procure that (i) the Company shall operate its business in the Ordinary Course, (ii) without prejudice to the generality of the foregoing, none of the actions set out in Clause 6.7(a)-(k) are taken.
8.1.2.
Clause 8.1.1 shall not apply in respect of:
(a)
any act or omission which is reasonably necessary in order to comply with Applicable Law;

(b)
any act or omission in accordance with any request or consent in writing from the Buyer after Signing;
(c)
any act or omission which is reasonably necessary to discharge any obligation existing on the Signing Date pursuant to any agreement, arrangement, permit, license or consent;
(d)
any act or omission by the Company in an emergency or other extraordinary situation with the intention of minimising any adverse effect thereof; or
(e)
any matter provided for in the Transaction Documents.
8.1.3.
The Buyer hereby authorizes the individual specified as the Buyer’s contact in Clause 11.2 (Notices) to, in the period from Signing to Closing, represent the Buyer and give consents pursuant to Clause 8.1.2(b).
8.2.
Non-solicitation and non-compete
8.2.1.
Subject to and effective as of Closing, the Seller undertakes to the Buyer that the Seller shall not, and shall procure that none of the Seller’s Affiliates will, for a period of three (3) years after the Closing Date, directly or indirectly, employ, solicit or entice away any of the employees of the Company to become employed or otherwise engaged by the Seller or any Affiliate of the Seller, provided that this shall not apply to any person (i) whose employment with the Company before such action has been terminated by the Company (i.e. not terminated at the employee’s own initiative), and (ii) who contacts the Seller or its Affiliates as a response to a solicitation directed at the general public.
8.2.2.
The Seller undertakes to the Buyer that the Seller shall not, and shall procure that none of the Seller’s Affiliates will, for a period of three (3) years after the Closing Date directly or indirectly, either on their own account or on behalf of any person, firm or company develop, carry on or be engaged in the Restricted Business, provided, however, that none of the following activities shall be considered as Restricted Business:
(a)
production, processing and supply of iron and metal powders and other products to manufacturers of 3D metal printers (including competitors of the Company) and therewith related activities; or
(b)
the acquisition or holding by the Seller and any of its Affiliates of any shares or securities listed on a stock exchange or similar in companies engaged in the Restricted Business provided that such holding shall not exceed five (5) percent of the outstanding shares or securities of such competing company.
8.3.
Non-use of Seller IP

The Transactions do not include any right for the Buyer, its Affiliates or, following Closing, the Company to use the Seller IP.

8.4.
Release of Seller Guarantee

The Buyer shall use its reasonable best efforts to ensure, as soon as reasonably practicable, that in regard to the Seller Guarantee if not released at Closing in accordance Clause 5.2(b), given by the Seller or any of its Affiliates in respect of any obligations of the Company, the Seller is released in full from such Seller Guarantee. Pending release of the Seller Guarantee, the Buyer shall indemnify the Seller against any and all costs or liabilities arising after Closing under such Seller Guarantee. Upon the end of the initial contractual term of each relevant contract the Buyer undertakes to, terminate the agreement pursuant to which a Seller Guarantee apply provided that the Seller Guarantee has not been released prior to such date.

8.5.
Consideration Shares

The Seller shall use its best efforts to, at any given time after Closing, be eligible under Applicable Law for receipt of the Consideration Shares delivered pursuant to this Agreement and procure that the securities account notified to the Seller accepts and permits receipt of the Consideration Shares without any delay.

8.6.
Change of control consents

The Seller shall, with reasonable assistance from the Buyer, use commercially reasonable efforts to procure that the Company before Closing obtains consents to the Transactions from the following parties: (i) Guangzhou Xinyuan Metal Technology Co. Ltd regarding the agreement with Data Room reference 1.6.4.3.1, and (ii) a Mitsubishi Heavy Industries Machine Tool Co., Ltd regarding the agreement with Data Room reference 1.6.4.8.1.

8.7.
Separation principles

General

8.7.1.
The Parties agree that both Parties need to cooperate and dedicate resources and efforts in order to operationally separate the Company from the Seller group (the “Separation”). For this purpose the Parties have agreed on the tentative separation step plan attached as Schedule 8.7.1 (the “Separation Step Plan”), which sets out: (i) the actions and measures to be undertaken in order to carry out the Separation between Signing and Closing and before the expiry of the transition period, respectively; and (ii) the party responsible for each such action and measure (each such item set out in such plan, a “Separation Activity”). Where the Separation Step Plan provides that the Company is responsible for or shall carry out a Separation Activity that is to be commenced or completed before Closing, this means that the Seller until Closing shall procure that the Company carries out such activity (whereas following Closing it is the Buyer’s responsibility to procure that the Company carries out such activity).
8.7.2.
The Parties will cooperate in good faith to evaluate and further detail the Separation Step Plan after the Signing Date. The Parties acknowledge that there may be actions or measures not included in the Separation Step Plan as of the Signing Date that are nevertheless required to complete the Separation. Upon identification of any such action or measure, the Parties shall, acting in good faith agree on necessary amendments of the Separation Step Plan. Notwithstanding the foregoing, each of the Seller and the Buyer (as applicable) shall, in respect of any action or measure assigned to it in the Separation Step Plan, be entitled to, acting in good faith and at its discretion, deviate from the Separation Step Plan when carrying out such action or measure, to achieve the Separation, provided that this does not adversely affect the Company (other than immaterially).
8.7.3.
In order to accomplish the Separation each Party shall use reasonable efforts and take each action and measure assigned to it in the Separation Step Plan and shall in a timely manner:
(a)
provide the other Party with sufficient information and documentation to perform its obligations under the Separation Step Plan; and

(b)
make available, as reasonably requested by the other Party, sufficient resources and timely decisions, approvals and acceptances in order for such other Party to accomplish its obligations therein.

Migration of data

8.7.4.
As part of the Separation, the Company’s data, and information (including financial information, accounting, technical and business data, employee lifecycle data, etc.) will need to be transferred from the Seller to the Company. This will include migration of data specifically dedicated to the Company that is stored on the Seller’s physical and virtual servers to a migration platform accessible to both Parties, agreed between the Parties and set out in the Separation Step Plan.
8.7.5.
The Parties’ respective responsibilities in respect of migration of data are described in the Separation Step Plan.

Separation Committee

8.7.6.
The Parties acknowledge the importance of ensuring efficient cooperation and transparent communication between them with respect to the Separation and have thus agreed to form a cooperation committee to support, assist and monitor the execution of the Separation Step Plan (the “Separation Committee”).
8.7.7.
The Separation Committee shall be led by Mark Schwartz (CFO, Markforged), Chris Gachot (Director IT, Markforged) and Assaf Zipori, (Corporate Development and Strategy, Markforged), representing the Seller, and Amanda Sandström (Legal Counsel, Höganäs), Markus Biörk (Accounting, Höganäs) and Peter Blomgren (IT Director, Höganäs), representing the Buyer, acting as contact persons and coordinators of the Separation Committee. The Parties shall contribute with sufficient resources and senior management representatives to the Separation Committee to ensure that the Separation can be efficiently coordinated and carried out, and each Party shall ensure that all members of the Separation Committee possess relevant skills, knowledge and experience for the task. Each Party may appoint their respective advisors as members of the Separation Committee, or invite advisors to participate in meetings on an ad-hoc basis.
8.7.8.
A Party may replace the members of the Separation Committee appointed by it at any time, but shall use reasonable endeavours to maintain continuity of service for each member. Each member, and any ad-hoc meeting participant, of the Separation Committee shall, if deemed necessary by the Parties, execute customary non-disclosure agreements. Each Party shall bear its own costs for participating in the Separation Committee.
8.7.9.
The Parties shall keep the Separation Committee continuously informed of the progress of the implementation of the Separation Step Plan and establish appropriate procedures and appoint relevant points-of-contact in relation to the work to be carried out pursuant to the Separation Step Plan.
8.7.10.
The Separation Committee shall hold meetings on a regular basis, as separately agreed between the Parties (e.g. once a week in the period between the Signing Date and the Closing Date and thereafter every fourteenth calendar day), to discuss status and progress of the Separation and the implementation of the Separation Step Plan, and any matters in respect thereof as reported by the Parties. An agenda shall be prepared and circulated by the Seller’s Separation Committee representatives to the Separation Committee in advance of such meetings and the Separation Committee shall provide the Parties with a summary report from each meeting.

8.8.
No contact

Subject to Clause 11.7, the Buyer undertakes that it will not, and will procure that its Affiliates and Representatives will not, prior to Closing contact the Company’s customers, suppliers, employees or the like without the prior written consent of the Seller, except for in the Ordinary Course of the Buyer’s business and then only when such contacts do not relate to the Transactions.

8.9.
Replacement and discharge of director liability

The Buyer shall on the first (and second, if applicable) annual general meeting of shareholders in the Company following the Closing Date discharge or procure the discharge of all Resigning Directors and all other directors and deputy directors of the board of directors of the Company from liability for the period up to and including Closing, provided that the auditor of the Company does not recommend otherwise. The Buyer undertakes not to make, and undertakes to procure that the Company does not make, any claim (other than for fraud) against any such directors or deputy directors for their acts or omissions in such capacity. The obligations of the Buyer pursuant to this Clause 8.9 (Replacement and discharge of director liability) are intended to also be for the benefit of the Resigning Directors and all such other directors and deputy directors, and each of them shall have the right to enforce these obligations against the Buyer.

8.10.
Access and assistance

Following Closing, upon reasonable notice and subject to the execution of a confidentiality undertaking in a form reasonably acceptable to the Buyer, the Buyer shall (with respect to any external costs, at the cost of the Seller) furnish, or cause to be furnished, to the Seller and its Affiliates and Representatives, access to such information, personnel and assistance relating to the Company as may be reasonably necessary for the Seller’s and its Affiliates’ financial reporting and accounting matters and any Tax matter, or the defence or prosecution of, or response required under or pursuant to, any lawsuit, action or proceeding, other than a claim by the Buyer under this Agreement.

8.11.
Registration of Buyer Shares

No later than five (5) Business Days following Closing, the Buyer shall prepare and file with the SEC a registration statement covering the resale of all of the Consideration Shares, in accordance with the terms and procedures set forth in Schedule 8.11.

8.12.
Further assurances

Each Party shall, and shall procure that its relevant Affiliates shall, prior to, at and after Closing, execute and deliver such certificates, agreements and other documents and writings and take such other actions, in each case if and to the extent consistent with the Transaction Documents and Applicable Law, as may be reasonably necessary in order to consummate or implement the Transactions.

8.13.
Cash Pool Arrangement

The Seller shall procure that the Cash Pool Arrangement will be fully settled on the Closing Date, in accordance with what is set out in Clause 5.3(f). When settling the Cash Pool Arrangement a new stand-alone cash account of the Company will be opened in Svenska Handelsbanken. The Seller shall procure that as at Closing the balance in such account shall be (a) if Closing happens on or before 30 September 2022, an amount corresponding to any cash actually received by the Company (net of any VAT) in the period between Signing and Closing, and (b) if Closing happens after 30 September 2022, an amount corresponding to any cash actually received by the Company (net of any VAT) in the period between Signing and 30 September 2022.

9.
Compensation, remedies and limitations
9.1.
Compensation
9.1.1.
Subject to the limitations set out herein, the Seller shall compensate the Buyer for all Losses resulting from a breach of this Agreement by the Seller.
9.1.2.
Any payment made by the Seller pursuant to Clause 3.6 or 9 (Compensation, remedies and limitations) shall be deemed to reduce the Purchase Price.
9.2.
No other warranties or undertakings

The Warranties and the undertakings included in this Agreement are the only warranties and undertakings given or made by the Seller and the Buyer expressly acknowledges and agrees that it may not rely on any other information provided, statement or warranty (express or implied).

9.3.
Remedies, etc.
9.3.1.
Subject to Clause 3.6, the Buyer’s exclusive remedies for a breach of this Agreement shall be to claim compensation for Losses pursuant to Clause 9.1.1 or, in case of a breach of agreements, covenants or undertakings made or to be performed by the Seller, to seek specific performance or injunction, and the Buyer shall not be entitled to any other remedies.
9.3.2.
Instead of compensating the Buyer in accordance with Clause 9.1.1, the Seller shall have the right for a period of thirty (30) Business Days to remedy the subject of a claim by the Buyer, provided that if and to the extent the Buyer, despite the Seller’s remedy, has suffered a Loss that is otherwise compensable under this Agreement, the Buyer shall be entitled to compensation in accordance with Clause 9.1.1 for such Loss.
9.3.3.
Notwithstanding anything to the contrary in this Agreement, the Seller shall not have any liability for any failure by the Company to meet any forecasts, budgets, projections or any other forward looking statements.
9.4.
General limitations
9.4.1.
The Seller shall not be liable to compensate the Buyer for any Loss:
(a)
for a breach of any of the Warranties, if the matter or occurrence giving rise to the Loss:
(i)
has been Fairly Disclosed in the Disclosed Information; or
(ii)
was otherwise actually known by the Buyer prior to Signing (except if such claim relates to a breach of a Fundamental Warranty or the specific indemnities set out in Clause 10);

(b)
which occurs as a result of any act or omission by the Seller in accordance with any written request or consent from the Buyer after Signing;
(c)
which occurs as a result of any Applicable Law not in force on the Signing Date (or any alteration or repeal of any Applicable Law in force on the Signing Date), or which takes effect retroactively, or occurs as a result of any increase in the Tax rate in force on the Signing Date or any change in the generally established practices (including interpretation of Applicable Law) of the relevant authority;
(d)
which would not have arisen but for an act, omission or transaction carried out by the Buyer or its Affiliates or, following Closing, the Company or any such Person’s failure to mitigate its Loss as required under Applicable Law, save, in each case, for any act, omission or transaction: (i) required by the Buyer or the Company by any obligation existing prior to the Closing Date or by Applicable Law; (ii) that a prudent buyer normally would carry out or cause to be carried out; or (iii) carried out in the Ordinary Course; or
(e)
if a specific provision for the matter has been made in the Audited Accounts.
9.4.2.
If any Loss for which the Seller is liable under this Agreement results in a Tax benefit for the Buyer or the Company, the compensable Loss shall be reduced by an amount equivalent to such Tax benefit that is actually obtained within the following three years.
9.4.3.
The Buyer shall, and shall procure that the Company shall, take all actions to mitigate any Loss as required by Applicable Law.
9.4.4.
For the purposes of this Agreement, a liability which is contingent shall not constitute a Loss unless and until such contingent liability becomes a non-contingent liability and is due and payable, provided, however, that this shall not operate to exclude liability in relation to a claim made in respect of a contingent liability within the time limits set out in Clause 9.5.
9.4.5.
The limitations contained in Clauses 9.5 and 9.6 shall not apply to a claim against a Seller to the extent that such claim arises as a result of fraud or wilful misconduct by the Seller.
9.5.
Notice of claims and limitations in time
9.5.1.
Any claim under this Agreement shall be made by the Buyer notifying in writing such claim to the Seller, describing in reasonable detail the nature and circumstances of such claim and, as far as practicable, the calculation of the Loss claimed:
(a)
within thirty (30) days after the Buyer or, following Closing, the Company discovered the facts and circumstances giving rise to such claim provided, however, that failure to make a claim within such thirty (30) day period shall only reduce the Seller’s liability if and to the extent such failure has prejudiced the Seller’s rights or increased the Loss; and
(b)
in any event, no later than fifteen (15) months after the Closing Date, after which point in time the Seller’s liability under this Agreement shall expire (except for the Surviving Provisions and subject to Clause 9.5.2) provided, however, that such limitation in time shall not apply to any claim notified by the Buyer within such time limit.

9.5.2.
The limitation in time set out in Clause 9.5.1(b) shall not apply to claims:
(a)
for breach of the Fundamental Warranties and for claims based on the specific indemnities in Clause 10 which may be made until five (5) years after the Closing Date;
(b)
for breach of the Warranties set out in Clause 6.8 (Taxes), which may be made until three (3) months after the date the relevant Tax is non-appealable and has been finally, and irrevocably determined by a Governmental Authority; and
(c)
for breach or non-fulfilment of any covenant except for covenants set out in Clause 8.2 (Non-solicitation and non-compete) or 11.1 (Confidentiality and no announcements) by the Seller, which may be made until three months after the expiry of the applicable time limit of such covenant.
9.5.3.
Any claim notified by the Buyer shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and waived by the Buyer unless arbitral proceedings in respect thereof have been initiated by the Buyer within nine (9) months of: the notification of such claim to the Seller.
9.6.
Limitations in amount
9.6.1.
The Buyer shall not be entitled to compensation for a Loss in respect of a breach of a Warranty (except for a Fundamental Warranty) unless:
(a)
the amount of the Loss (or series of related Losses) which is otherwise compensable under this Agreement exceeds USD 50,000 (each such individual Loss (or series of related Losses), a “Qualifying Loss”); and
(b)
the aggregate amount of such Qualifying Losses exceeds an amount of USD 325,000, in which case only the excess over USD 200,000 shall be compensable.
9.6.2.
The total liability of the Seller in respect of all breaches of the Warranties (other than the Fundamental Warranties) shall not exceed an amount equal to USD 10,000,000.
9.6.3.
The total liability of the Seller under this Agreement shall not exceed an amount corresponding to Cash Amount plus, if the Loss exceeds the Cash Amount, any cash actually received by the Seller (net of any taxes and transaction costs) when Buyer Shares corresponding to the Consideration Shares are sold. The Seller has an obligation to initiate a sale of such Buyer Shares as soon as reasonably possible if it is clear and undisputed that a Loss would exceed the Cash Amount and the Seller has the right to carry out the sale in an orderly manner taking reasonable liquidity constraints into account. Notwithstanding anything to the foregoing (i) the total liability of the Seller under this Agreement shall never exceed USD 42,988,000, and (ii) the Seller shall always have a right to compensate a Loss without selling any Buyer Shares.
9.7.
Double recovery
9.7.1.
The Seller shall not be liable to compensate the Buyer for any Loss if and to the extent such Loss has been recovered, or is recoverable (meaning that the Seller shall not be liable until the Buyer’s right to receive compensation has been exhausted), by the Buyer or its Affiliates from any Person, or for which the Buyer or its Affiliates otherwise receive compensation, including any amount which may be recovered under a policy of insurance held by the Buyer or its Affiliates, or which would have been recoverable if the Buyer or its

Affiliates had maintained in force insurance protection no less favourable than that maintained by the Company as of the Closing Date.
9.7.2.
If and to the extent the Buyer has been compensated for a Loss by the Seller and the Buyer or any Affiliate of the Buyer subsequently recovers, or becomes entitled to recover, such Loss from any Person, the Buyer shall repay such amount actually recovered to the Seller.
9.8.
Third Party Claims
9.8.1.
Upon receipt of a Third Party Claim by the Buyer or, following Closing, the Company, the Buyer shall give written notice to the Seller in accordance with Clause 11.2, and the Buyer shall and, following Closing, procure that the Company shall:
(a)
take any action reasonably required to recover amounts related to such Third Party Claim from any Person other than the Seller and not take any action which may prejudice or limit any such right;
(b)
give the Seller and its Representatives reasonable access to relevant personnel, properties, premises, accounts, documents and records of the Buyer and the Company (including to take copies thereof, as applicable) in respect of such Third Party Claim; and
(c)
allow the Seller (or anyone appointed by the Seller) to, at its request, handle any negotiation, proceeding, dispute or litigation relating to any Third Party Claim and grant all authorisations, etc. necessary therefore.
9.8.2.
The Party handling the negotiation, proceeding, dispute or litigation relating to any Third Party Claim (the “Controlling Party”) shall:
(a)
ensure that the other Party (the “Assisting Party”) will be:
(i)
informed without undue delay of the developments of such Third Party Claim;
(ii)
allowed to participate in and give advice to any negotiation, proceeding, dispute or litigation with respect to such Third Party Claim; and
(iii)
provided with copies of any correspondence or documentation material to the negotiation, proceeding, dispute or litigation with respect to such Third Party Claim, provided always that such disclosure is possible without jeopardizing the outcome thereof or legal privilege in relation thereto;
(b)
not make any admission of liability, agreement, settlement or compromise with any Person with respect to such Third Party Claim, without obtaining the prior written consent of the Assisting Party (such consent not to be unreasonably withheld or delayed);
(c)
use commercially reasonable efforts to maximize the chances of a successful outcome with respect to the Third Party Claim; and
(d)
take any action reasonably requested by the Assisting Party with respect to such Third Party Claim, including to reasonably consider any advice provided by the Assisting Party in respect of the Third Party Claim or any settlement, compromise or discharge of the Third Party Claim requested by the Assisting Party.

9.8.3.
The Assisting Party shall provide the Controlling Party with any assistance reasonably requested by the Controlling Party in order to handle any negotiation, proceeding, dispute or litigation relating to any Third Party Claim.
10.
Specific indemnities
10.1.
The Seller shall indemnify and hold harmless the Buyer and the Company from and against any Loss as a result of:
(a)
the ongoing HR-matter regarding an employee of the Company who has claimed to have been subject to verbal and sexual harassments by another employee;
(b)
all compensation/benefits under the arrangement committed to approximately 13 employees of the Company if their employments are terminated due to redundancy between 1 November 2017 and 31 October 2027, including but not limited to (i) severance pay corresponding to each employee’s notice period times two (up to a maximum of 12 months’ severance pay); or (ii) for employees who have reached the age of 62 years at the relevant date, 70 percent of the salary (including variable pay) until the age of 65 years, final settlement of the employees’ occupational pension (Sw. slutbetalning av tjänstepension), compensation for loss of state retirement benefits (Sw. kompensation allmän pension) and compensation for group life insurance/TGL (including related social costs and Taxes on all compensation/benefits set out above); in each case excluding any compensation/benefits that the employees would be entitled to under law, their respective employment contracts (other than any reference to the arrangement as such which have been Fairly Disclosed in the Data Room) or the applicable collective bargaining agreement if the said arrangement had not been put in place; and
(c)
the Transaction Bonuses (including social costs, pension and Tax).
10.2.
The total liability of the Seller in relation to a Loss as a result of (i) Clause 10.1(a) shall not exceed USD 200,000, and (ii) Clause 10.1(b) shall not exceed USD 3,600,000.
10.3.
Any claim under this Clause 10 shall be made by the Buyer notifying in writing such claim to the Seller, describing in reasonable detail the nature and circumstances of such claim and, as far as practicable, the calculation of the Loss claimed no later than in respect of:
(a)
10.1(a), 2 years after the Closing Date;
(b)
10.1(b), 31 January 2028;
(c)
10.1.(c) 2 years after the Closing Date; and
(d)
in case of a claim related to Tax for (a) - (c) above which may be made until three (3) months after the date the relevant Tax is non-appealable and has been finally, and irrevocably determined by a Governmental Authority.
10.4.
The limitations set out in Clauses 9.4.1(a), 9.4.1(e), 9.5.1, 9.5.2, 9.6.1, and 9.6.2 and shall not apply to any claim pursuant to this Clause 10.

11.
Miscellaneous
11.1.
Confidentiality and no announcements
11.1.1.
Subject to Clause 11.1.2 and for a period of five years following the Closing Date:
(a)
the Seller shall, and shall procure that its Affiliates shall, treat as strictly confidential and not disclose any information furnished to it or its Affiliates in connection with, or during the process leading up to, the Transactions or relating to the Buyer’s business, financial or other affairs (including, subject to and as from Closing, the business, financial or other affairs of the Company);
(b)
the Buyer shall, and shall procure that each of its Affiliates shall, treat as strictly confidential and not disclose any information furnished to it or its Affiliates in connection with, or during the process leading up to, the Transactions or relating to the Seller’s or its Affiliates’ obligations, business, financial or other affairs (including, until Closing, the business, financial or other affairs of the Company); and
(c)
each Party shall, and shall procure that its Affiliates shall, treat as strictly confidential and not disclose any information or make any announcement relating to the existence, subject matter or content of the Transaction Documents.
11.1.2.
Clause 11.1.1 or 11.12.2 shall not restrict or prevent disclosure by a Party of any information if and to the extent:
(a)
the disclosure is required by Applicable Law or any Stock Exchange on which the securities of such Party or its Affiliates are listed;
(b)
the disclosure is required for the purpose of any arbitral or other legal proceedings arising out of, or in connection with, the Transaction Documents;
(c)
the disclosure is made to professional advisors, providers of financing, to shareholders or investors of such Party or its Affiliates on terms that such Persons undertake to comply with the provisions of Clause 11.1.1 or 11.12.2 in respect of such information;
(d)
the disclosure is made to an Affiliate of such Party;
(e)
the information is or becomes publicly available (other than by a breach of the confidentiality undertaking contained herein); or
(f)
the other Party has given its prior written consent to such disclosure.
11.1.3.
Before disclosing any information pursuant to Clause 11.1.2(a) or (b) (except in the case of disclosure to a Tax authority), the relevant Party shall, to the extent practicable and legally permissible, promptly notify the other Party of such requirement with a view to providing such other Party with the opportunity to contest such disclosure or otherwise to agree the timing and content of such disclosure.
11.1.4.
Subject to and effective as of Closing, the Seller automatically releases the Buyer from the confidentiality undertaking entered into by it in relation to the Transactions (except for in respect of Confidential Information (as defined in the confidentiality undertaking) about the Seller and any of its Affiliates (not being the Company)).

11.2.
Notices
11.2.1.
All notices and other communication under this Agreement shall be made in writing in the English language, and shall, unless otherwise stated herein, be addressed to the relevant Party at the address set out below, or such other address as may be given by written notice in accordance with this Clause 11.2 (Notices). For the purposes of this Clause, “writing” shall include emails but not faxes.

If to the Seller:	Höganäs Aktiebolag Attention: Magnus Eriksson 263 83 Höganäs, Sweden E-mail: Magnus.Eriksson@hoganas.com
With a copy (not serving as a notice) to:	Mannheimer Swartling Advokatbyrå AB Attention: Tom Wehtje Box 1711, SE-111 87 Stockholm, Sweden E-mail: tom.wehtje@msa.se
If to the Buyer:

Markforged Holding Corporation

Attention: Mark Schwartz, Assaf Zipori and Stephen Karp

480 Pleasant Street,

Watertown, MA 02472

E-mail: stephen.karp@markforged.com; assaf@markforged.com; mark.schwartz@markforged.com

With a copy (not serving as a notice) to:

Gernandt & Danielsson Advokatbyrå KB

Attention: Corinne Ekman and Pär Johansson

Hamngatan 2, SE-111 47 Stockholm

E-mail: corinne.ekman@gda.se and par.johansson@gda.se

Goodwin Procter LLP

Attention: Ken Gordon

100 Northern Avenue

Boston, MA 02210

E-mail: KGordon@goodwinlaw.com

11.2.2.
Unless actually received earlier, a notice or other communication shall be deemed received by the recipient:
(a)
if delivered by hand or sent by courier (with delivery receipt obtained), on the day of delivery thereof if delivered prior to 5pm local time if such day is a Business Day, and otherwise at 9am local time on the next Business Day; or
(b)
if sent by email, on the day of dispatch if sent prior to 5pm local time on a Business Day and otherwise at 9am local time on the next Business Day, provided that the sender does not receive an email delivery failure message.

11.3.
Amendments
11.3.1.
No modifications, amendments or alterations of this Agreement will be valid or binding for a Party, except if made in writing (containing a specific reference to this Agreement) and signed on behalf of such Party.
11.4.
Waiver
11.4.1.
Any waiver of any right under this Agreement shall only be effective if made in writing. Such waiver shall apply only to the Party to whom the waiver is addressed and to the circumstances for which it is given.
11.4.2.
No failure to exercise, or delay in exercising, any right or remedy provided under this Agreement or by Applicable Law (except for such remedies and rights that are subject to a specific time limit, such as the time limits set out in Clause 9.5) constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.
11.5.
Effect of termination

In the event this Agreement is terminated pursuant to Clauses 4.2 or 5.6, the Parties shall have no further obligations against each other under this Agreement, except with respect to breaches of this Agreement committed prior to termination or pursuant to the Surviving Provisions (which shall survive any termination of this Agreement).

11.6.
Assignments

No Party may assign or otherwise transfer (including by way of a merger or otherwise by operation of law), pledge or grant any other security interest in, or over, any of its rights or obligations under this Agreement without the prior written consent of the other Party.

11.7.
Access and Assistance

Subject to Applicable Law, during the period between the conditions set out in Clause 4.1(a) and 4.1(b) being fulfilled and the Closing Date, the Seller shall furnish, or cause to be furnished, to the Buyer, its Affiliates and Representatives access to the Company’s employees and to such information as may be reasonably necessary for the Buyer and its Affiliates’ preparation for Closing and the Separation.

11.8.
Costs

Each Party will each bear its own fees and expenses, including legal fees and expenses, incurred in connection with the negotiations, preparation and execution of the Transactions or matters ancillary thereto and the Company shall not pay or bear any such fees or expenses.

11.9.
Entire agreement

The Transaction Documents set out the entire understanding of the Parties with respect to the Transactions. This Agreement supersedes and cancels all agreements (whether written or oral) prior to the Signing Date between the Parties regarding the Transactions.

11.10.
Sales of Goods Act

The Swedish Sale of Goods Act (Sw. Köplagen (1990:931)) shall not apply to this Agreement or the Transactions.

11.11.
Counterparts

This Agreement may be executed by hand or by electronic signature and in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until delivery to the Parties of all counterparts (in original or by a scanned copy delivered by email).

11.12.
Disputes
11.12.1.
Any dispute, controversy or claim arising out of, or in connection with, this Agreement or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The seat of arbitration shall be Stockholm. The arbitral tribunal shall be composed of three arbitrators. The language to be used in the arbitral proceedings shall be English.
11.12.2.
Subject to Clause 11.1.2, each Party undertakes to ensure that all arbitral proceedings conducted in accordance with this Agreement shall be kept strictly confidential. This undertaking shall cover, inter alia, that arbitral proceedings have been initiated, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitral tribunal.
11.13.
Governing law

This Agreement shall be governed by and construed in accordance with the laws of Sweden, without any reference to its conflict of law principles.

IN WITNESS WHEREOF, this Agreement is executed by or on behalf of:

the SELLER

/s/ Fredrik Emilson

Name: Fredrik Emilson
Title: Group President & CEO

/s/ Magnus Eriksson

Name: Magnus Eriksson
Title: CFO & SVP Group Finance, IT

IN WITNESS WHEREOF, this Agreement is executed by or on behalf of:

the BUYER

/s/ Shai Terem

Name: Shai Terem
Title: President & CEO

Schedule 5.2(a)(ii) - Process for delivery of Buyer Shares

At Closing, the Buyer shall deliver to the Seller a copy of the irrevocable written instructions (the “Instructions”) delivered by the Buyer to the Buyer’s transfer agent and registrar for its common stock (the “Transfer Agent”), which the Instructions shall instruct and cause the Transfer Agent to issue the Consideration Shares to the Seller as of the Closing Date to be held in Direct Registration System (DRS) book-entry form by the Transfer Agent and registered in the name of the Seller. Not less than one Business Day following the Closing, the Buyer shall cause its Transfer Agent to deliver book entry statements to the Seller evidencing the Buyer Shares.

Except as otherwise set forth below, the Buyer Shares issued to the Seller shall contain the following restrictive legend (the “Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Buyer Shares issued to the Seller shall not contain any legend (including the Legend), (i) while a registration statement covering the resale of such shares is effective under the Securities Act of 1933, as amended (the “Securities Act”), (ii) following any sale of such shares pursuant to Rule 144 under the Securities Act, (iii) if such shares are eligible for sale under Rule 144 under the Securities Act or (iv) if such Legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). Upon the Seller’s written request, the Buyer shall cause its counsel to issue a legal opinion to the Transfer Agent if required by the Transfer Agent to effect the removal of the Legend hereunder, or if requested by the Seller, respectively.

Schedule 8.11 - Terms and procedures for registration of Buyer Shares

Representations and Warranties. The Seller represents that it is an accredited investor, as defined in the Securities Act of 1933, as amended (the “Act”). The Seller acknowledges that it has had access to and the opportunity to review financial and business information concerning the Buyer, as necessary or desired to make a deliberate and informed decision as to whether to acquire the Consideration Shares on the terms provided in this Agreement. The Seller has such knowledge and experience in financial or business matters and with respect to the Buyer’s business, financial condition, operating results and prospects that the Seller is capable of evaluating the merits and risks of the sale contemplated by this Agreement. The Seller understands that although the Consideration Shares are to be registered under the Act pursuant to the next following paragraph they have not yet been so registered, that the Consideration Shares are subject to the U.S. securities laws and applicable regulations and that the Consideration Shares may be resold without registration under the Act only in certain limited circumstances.

Registration. No later than five Business Days following Closing, the Buyer shall prepare and file with the SEC a registration statement covering the resale of all of the Consideration Shares, for an offering to be made on a continuous basis pursuant to Rule 415 promulgated by the SEC pursuant to the Securities Act (the “Registration Statement”). The Registration Statement filed hereunder shall be on Form S-3 (except if the Buyer is not then eligible to register for resale the securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith). The Buyer shall use its commercially reasonable efforts to cause the Registration Statement filed to be declared effective under the Securities Act as promptly as possible after the filing thereof and shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act (i) until the date that all the Buyer Shares issued to the Seller and covered by the Registration Statement have been sold, thereunder or pursuant to Rule 144 under the Securities Act, or (ii) the later of (A) the date on which Buyer’s counsel issues a legal opinion to the Transfer Agent to effect the removal of the Legend (as defined in Schedule 5.2(a)(ii) hereto) (the “Legend Removal Date”), and (B) one year from the date of effectiveness of the Registration Statement (the “Effectiveness Period”). It shall be a condition precedent to the obligations of Buyer to take any action with respect to the registration of the Buyer Shares that the Seller shall furnish to Buyer such information regarding itself, the Buyer Shares, and the intended method of disposition of such securities as is reasonably requested by Buyer to effect the registration of such Buyers Shares. The Buyer shall, by 9:30 a.m. (New York City time) on the trading day after the effective date of the Registration Statement, file a final prospectus with the SEC as required by Rule 424 promulgated by the SEC pursuant to the Securities Act.

Registration Procedures. In connection with the registration obligations hereunder, the Buyer shall:

a)
Not less than two (2) Business Days prior to the filing of the Registration Statement, (i) furnish to the Seller copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of the Seller, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to the Seller, to conduct a reasonable investigation within the meaning of the Securities Act.
b)
Use its commercially reasonable efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of the Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, at the earliest practicable moment.

c)
Pay all out of pocket fees and expenses incident to the performance of or compliance with the preparation and filing of the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Buyer’s counsel and independent registered public accountants) and (ii) all fees and expenses of all other Persons retained in connection with the consummation of the transactions contemplated hereby, provided, however, that the Seller shall bear the costs of its securities account (including brokerage commissions) and any taxes or similar amounts owed by Seller and Buyer shall only be responsible for documented legal fees of a single outside counsel engaged by Seller in an amount not to exceed $10,000.

Partial Liquidated Damages.

A.
If the Registration Statement for all of the Consideration Shares issued to the Seller is not declared effective by the SEC on or before 5:00 p.m. (New York city time) on the day that is thirty-two (32) calendar days after the Closing Date due to any action or inaction by the Buyer, then the Buyer shall pay to the Seller (by wire transfer in immediately available funds to the Seller’s Bank Account or to such other account as designated by the Seller) an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of: (X) the number of Consideration Shares issued multiplied by (Y) the difference between (i) the price per share of common stock of the Buyer (as reported on the New York Stock Exchange or Nasdaq) on the date the Registration Statement is declared effective by the SEC and (ii) the price per share of common stock of the Buyer (as reported on the New York Stock Exchange or Nasdaq) on the day that is thirty-two (32) calendar days after the Closing Date up to an amount of USD 100,000. The total liability of the Buyer to pay such liquidated damages shall thus for the avoidance of doubt not exceed USD 100,000 in aggregate
B.
The Buyer shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if (i) it determines, upon the advice of external legal counsel, that in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) the negotiation or consummation of a material transaction by Buyer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Buyer’s board of directors, upon the advice of external legal counsel, reasonably believes would require additional disclosure by Buyer in the Registration Statement of material information that Buyer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be required, in the reasonable determination of Buyer’s board of directors, upon the advice of external legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements; provided, however, that Buyer may not delay or suspend the Registration Statement on more than two (2) occasions or for more than forty-five (45) consecutive calendar days, or more than seventy-five (75) total calendar days in each case during any twelve-month period. For avoidance of doubt, Buyer’s exercise of its right under this Section B to suspend the availability of the Registration Statement shall not operate to relive it of its obligations for the payment of partial liquidated damages otherwise required pursuant to Section A above.
C.
If the Buyer fails to pay any partial liquidated damages pursuant to Section A in full within five Business Days after the date payable, the Buyer shall pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Seller, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The payment by Buyer of the partial liquidated damages, along with any interest pursuant to this section (if applicable), shall be in full satisfaction for the failure to satisfy the registration effectiveness or SEC effectiveness timing required by Section A above.

Indemnification by the Buyer with respect to Registration Statements

Indemnification by the Buyer. The Buyer shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Seller and its officers, directors, members, partners, and agents, each Person who controls the Seller (within the meaning of the Securities Act) and the officers, directors, members, stockholders, partners, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, including any prospectus or any form of prospectus or in any amendment or supplement thereto, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Buyer of the Securities Act, the Exchange Act, or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under the Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding the Seller furnished in writing to the Buyer by the Seller expressly for use therein, or to the extent that such information relates to the Seller or the Seller’s proposed method of distribution of securities and was reviewed and expressly approved in writing by the Seller expressly for use in the Registration Statement, such prospectus or in any amendment or supplement thereto or (ii) the use by the Seller of an outdated, defective or otherwise unavailable prospectus after the Buyer has notified the Seller in writing that the prospectus is outdated, defective or otherwise unavailable for use by the Seller. The Buyer shall notify the Seller promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement.

Indemnification by the Seller with respect to the Registration Statement

Indemnification by the Seller. The Seller shall, notwithstanding any termination of this Agreement, indemnify and hold harmless the Buyer and its officers, directors, members, partners, and agents, each Person who controls the Buyer (within the meaning of the Securities Act) and the officers, directors, members, stockholders, partners, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement, including any prospectus or any form of prospectus or in any amendment or supplement thereto, or necessary to make the statements therein not misleading, to the extent that such untrue statement or omission is contained in any information furnished in writing by or on behalf of the Seller to Buyer specifically for inclusion in such Registration Statement or prospectus or amendment or supplement thereto.